As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AGILE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2936302
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

101 Poor Farm Road

Princeton, New Jersey 08540

(Address of principal executive offices) (Zip Code)

Agile Therapeutics, Inc. Amended and Restated 2014 Incentive Compensation Plan

(Full title of the plan)

Alfred Altomari

Chairman and Chief Executive Officer

Agile Therapeutics, Inc.

101 Poor Farm Road

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 683-1880

(Telephone number, including area code, of agent for service)

Copies to:

Steven M. Cohen

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Telephone: (609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $0.0001 par value per share, to be issued pursuant to the Registrant’s Amended and Restated 2014 Incentive Compensation Plan	3,600,000 shares	$2.04	$7,344,000	$801.23

(1)	This registration statement (the “Registration Statement”) covers shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), which are issuable pursuant to the Registrant’s Amended and Restated 2014 Incentive Compensation Plan (the “Amended 2014 Plan”).
(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended 2014 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.
(3)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on March 16, 2021 as reported by The Nasdaq Stock Market.

PART II

Information Required in the Registration Statement

This Registration Statement relates to the registration of an additional 3,600,000 shares (the “Shares”) of the common stock, par value $0.0001 per share, of Agile Therapeutics, Inc. (the “Registrant”). The Shares are securities of the same class and relate to the same employee benefit plan, the Amended and Restated 2014 Incentive Compensation Plan, as amended and restated on June 7, 2018, as those registered pursuant to the Registrant’s registration statements on Form S-8, previously filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2014, June 19, 2015, March 9, 2016, May 9, 2017, November 2, 2018, and August 2, 2019. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s registration statements on Form S-8 (File Nos. 333-199441, 333-205116, 333-210045, 333-217807, 333-228151, and 333-232989) filed with the SEC on October 17, 2014, June 19, 2015, March 9, 2016, May 9, 2017, November 2, 2018, and August 2, 2019, respectively, are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

Item 8. Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes the signature page hereto and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney. Reference is made to page 3 of this Registration Statement.
99.1	Agile Therapeutics, Inc. 2014 Incentive Compensation Plan and form of Stock Option Agreement, form of Non-Employee Director Stock Option Agreement and form of Restricted Stock Unit Issuance Agreement thereunder. (Incorporated by reference, Exhibit 10.4 to Registrant’s Third Amendment of Registration Statement on Form S-1, file number 333-194621, filed on May 9, 2014.)
99.2	Agile Therapeutics, Inc. Amended and Restated 2014 Incentive Compensation Plan (Incorporated by reference, Appendix A to Registrant’s Proxy Statement pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, file number 001-18774738, filed on April 25, 2018.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on this 18th day of March, 2021.

AGILE THERAPEUTICS, INC.

By:	/s/ ALFRED ALTOMARI
Alfred Altomari
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Alfred Altomari and Dennis P. Reilly, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFRED ALTOMARI	Chief Executive Officer and Director (Principal	March 18, 2021
Alfred Altomari	Executive Officer)

/s/ DENNIS P. REILLY	Chief Financial Officer (Principal Financial Officer)	March 18, 2021
Dennis P. Reilly

/s/ JASON BUTCH	Principal Accounting Officer	March 18, 2021
Jason Butch

/s/ SHARON BARBARI	Director	March 18, 2021
Sharon Barbari

Signature	Title	Date

/s/ SANDRA CARSON	Director	March 18, 2021
Sandra Carson

/s/ SETH H.Z. FISCHER	Director	March 18, 2021
Seth H.Z. Fischer

/s/ JOHN HUBBARD	Director	March 18, 2021
John Hubbard, Ph.D

/s/ AJIT S. SHETTY	Director	March 18, 2021
Ajit S. Shetty, Ph.D.

/s/ JAMES TURSI	Director	March 18, 2021
James Tursi, M.D.